Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

UMH Properties, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-117538) and the Registration Statement on Form S-3D (File No. 333-169745) filed by UMH Properties, Inc. of our report dated December 16, 2010 with respect to the Combined Statement of Revenue and Community Operating Expenses of the Properties known as Brookside Village, Maple Manor, Moosic Heights, Oakwood Lake Village and Pleasant View Estates for the year ended December 31, 2009, appearing in the Current Report on Form 8-K of UMH Properties, Inc. filed with the Securities and Exchange Commission on December 20, 2010.

/s/ PKF LLP

New York, N.Y.

December 20, 2010